Exhibit (a)(1)(iii)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES

Offer to Purchase for Cash
by

LEGACY ACQUISITION CORP.

of

Up to 6,122,699 Issued and Outstanding Shares of Class A Common Stock
at a Purchase Price of $10.5040 Per Share
in Connection with its proposed Business Combination

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON NOVEMBER 4, 2020, UNLESS THE OFFER IS EXTENDED (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

October 5, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Legacy Acquisition Corp. (the “Company”, “we”, “us” or “our”) is offering to purchase up to all 6,122,699 issued and outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), each of which were initially issued as part of units in Legacy’s initial public offering (such shares of Class A Common Stock, the “Public Shares”), at a purchase price of $10.5040 per Public Share, net to the seller in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $64,313,141 in cash, subject to the terms and conditions described in the Offer to Purchase for Cash, dated October 5, 2020 (this “Offer to Purchase”), and in the related Letter of Transmittal (“Letter of Transmittal,” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase. Please furnish copies of the enclosed materials to your clients for whom you hold Public Shares registered in your name or in the name of your nominee.

Enclosed with this letter are copies of the following documents:

1.       Offer to Purchase dated October 5, 2020;

2.      Letter of Transmittal (including substitute Form W-9), for your use in accepting the Offer and tendering shares of Class A Common Stock of your clients;

3.      Letter to Clients, for you to send to your clients for whose account you hold shares of Class A Common Stock registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer; and

4.      Return envelope addressed to Continental Stock Transfer & Trust Company, as the Depositary.

Holders of Class A Common Stock must make their own decision as to whether to tender their shares of Class A Common Stock and, if so, how many shares of Class A Common Stock to tender. Your clients should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer.

Holders of Class A Common Stock who choose not to tender in the Offer will not receive cash for their Class A Common Stock.

If your clients tender shares of Class A Common Stock in the Offer your clients will not participate in Legacy’s Business Combination. Your clients will only be able to participate in and benefit from the Business Combination if and to the extent that your client’s hold shares of Class A Common Stock through the closing date of the Business Combination.

The Offer is only available for outstanding shares of Class A Common Stock. The Company also has outstanding units (“Units”) each consisting of one share of Class A Common Stock and one Warrant to purchase one-half of one share of Class A Common Stock. On behalf of your clients, you may tender shares of Class A Common Stock that are included in Units, but to do so such shares Class A Common Stock must first be separated from the Units prior to tendering such Class A Common Stock. See “The Offer — Procedures for Tendering Public Shares” of the Offer to Purchase. On the terms and subject to the conditions of the Offer, the Company will only pay for shares of Class A Common Stock validly tendered and not properly withdrawn before the Expiration Date.

Certain conditions of the Offer are described in “The Offer — Conditions of the Offer” of the Offer to Purchase. All tenders must be in proper form as described in “The Offer — Procedures for Tendering Public Shares” of the Offer to Purchase to be valid.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:01 A.M., New York City time, on November 4, 2020, unless the Offer is extended.

Under no circumstances will interest be paid on the Purchase Price of the Class A Common Stock regardless of any extension of, or amendment to, the Offer or any delay in paying for such Class A Common Stock.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than to the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Class A Common Stock pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

As withholding agent for your clients, you are instructed to backup withhold on the gross proceeds of the Offer paid to your clients that do not submit the Form W-9, Form W-8BEN, W-8IMY or Form W-8ECI, as applicable, in accordance with appropriate accepted procedures. This withholding obligation is disclosed in the Offer to Purchase.

Questions and requests for assistance or for additional copies of the enclosed material may be directed to the Information Agent at the telephone number and address listed below.

Very truly yours,

Legacy Acquisition Corp.

Nothing contained in this letter or in the enclosed documents shall render you or any other person an agent of the Company, the Information Agent or the Depositary or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Individuals call (800) 662-5200,
Banks and brokers, call (203) 658-9400
Email: LGC.info@investor.morrowsodali.com

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